UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2017

ICU MEDICAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34634	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(949) 366-2183

Registrant's telephone number, including area code
N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 8, 2017, ICU Medical, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Vivek Jain (the “Amended Employment Agreement”), the Company’s Chief Executive Officer. The Amended Employment Agreement is effective as of May 8, 2017 and will continue until May 8, 2020, unless earlier terminated, and supersedes the Employment Agreement with Mr. Jain, dated February 7, 2014, as amended by that certain Amendment to Executive Employment Agreement, dated as of February 12, 2014 (as amended, the “Original Employment Agreement”). The term of the Amended Employment Agreement is subject to automatic one-year renewal terms unless either the Company or Mr. Jain gives written notice of termination at least 60 days prior to the end of the applicable term.

Consistent with the Original Employment Agreement, the Amended Employment Agreement provides for:

•	An annual base salary of $650,000;

•	Participation in the annual bonus plan of the Company, pursuant to which Mr. Jain’s target bonus opportunity will not be less than one hundred percent of his base salary;

•	Eligibility for annual equity incentive awards under any applicable plans adopted by the Company during the period of employment for which executives are generally eligible;

•	Up to $10,000 in reimbursed legal fees and expenses incurred in connection with the negotiation of the Amended Employment Agreement; and

•	Certain other benefits and reimbursements.

In the event that Mr. Jain’s employment is terminated by the Company without “cause”, by Mr. Jain for “good reason”, by reason of a non-renewal of the term by the Company and Mr. Jain is willing and able, at the time of such non-renewal, to continue performing services under the Amended Employment Agreement or by reason of Mr. Jain’s death or “disability” (each, as defined in the Amended Employment Agreement as an “involuntary termination”), Mr. Jain will receive, subject to delivery and non-revocation of a general release of claims in favor of the Company:

•
A lump sum payment in cash equal to the sum of (i) one and a half times the sum of (x) his base salary and (y) his target bonus for the year of termination; and (ii) a prorated portion of his cash performance bonus for the year of termination;

•
Full vesting of the shares subject to any then-outstanding Company equity-based awards (with all performance goals or other vesting criteria deemed to be achieved at target levels) granted to Mr. Jain between January 1, 2014 to December 31, 2016;

•
Extension of the exercise period for all of Mr. Jain’s outstanding Company stock options, to the extent vested, for a period of three years following the termination date, but in no event later than the ten year term/expiration date of the applicable option; and

•	Company-paid healthcare continuation coverage for Mr. Jain and his dependents for up to eighteen months after the termination date.

In the event Mr. Jain experiences an “involuntary termination” during the period beginning on and including sixty days prior to the date of a “change in control” (as defined in the Amended Employment Agreement) and ending on and including the two-year anniversary of the date of a change in control, Mr. Jain will receive the same payments and benefits except his cash severance multiplier will be two (rather than one and a half) and all of his then-outstanding Company equity-based awards that vest solely based on Mr. Jain’s continued service will vest in full.

In the event that any of the payments or benefits under the Amended Employment Agreement or otherwise would become subject to excise taxes imposed by Section 4999 of the Code (the “Excise Tax”), such payments of benefits would be (i) delivered in full, or (ii) reduced such that no portion of the payments or benefits would be subject to the Excise Tax, whichever is more favorable on an after tax basis to Mr. Jain.

The foregoing summary of the material terms of the Amended Employment Agreement is qualified in its entirety by the full terms and conditions of the Amended Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement, dated as of May 8, 2017, by and between ICU Medical, Inc. and Vivek Jain.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICU MEDICAL, INC.

Date: May 8, 2017	By:	/s/ Scott E. Lamb
Scott E. Lamb
Chief Financial Officer and Treasurer